                                                                   Exhibit 10.16


                        PENINSULA PHARMACEUTICALS, INC.

                     EXECUTIVE CHANGE OF CONTROL AGREEMENT

      THIS EXECUTIVE CHANGE OF CONTROL AGREEMENT (the "AGREEMENT") is entered into by and between Peninsula Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), and ____________________ ("EXECUTIVE"), effective as of __________.

      WHEREAS, Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short and long-term profitability, growth and financial strength of the Company;

      WHEREAS, the Company recognizes that the possibility of a Change in Control (as defined in Section 1) exists;

      WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executive officers and other key employees, including Executive, applicable in the event of a Change in Control;

      WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control;

      WHEREAS, the Company desires to provide additional inducement for Executive to continue to remain in the ongoing employ of the Company; and

      WHEREAS, the Company's Board of Directors has determined that it would be in the best interests of the Company and its stockholders to provide for the payment of severance benefits and the acceleration of the vesting of Executive's Options (as defined in Section 1) in the event Executive's employment is terminated in connection with a Change of Control (as defined in Section 1) of the Company in order to align further the interests of Executive with those of the stockholders of the Company as set forth below.

      NOW, THEREFORE, for valuable consideration, the adequacy of which is hereby acknowledged by the parties, the parties hereby agree as follows:

      1. DEFINITIONS. The following terms in this Agreement shall have the meanings set forth below solely for purposes of this Agreement:

            (A) "BASE SALARY" means Executive's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the effective date of the Covered Termination.

            (B)   "BOARD" means the Board of Directors of the Company.

            (C) "CHANGE OF CONTROL" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:


                                       1.

                  (I) (A) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction,
(B) there is consummated any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, or (C) a majority of the Board ceases to consist of individuals (a) who are members of the Board as of the date of this Agreement (the "Incumbent Board") or (b) whose election or nomination for election by the Company's stockholders was approved by a majority of the Incumbent Board; provided, however, that an Change of Control shall not include
(x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; provided, further, that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Company's stockholders was approved by a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

                  (II) there is consummated a sale of assets, lease, license or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

                  (III) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur.

Notwithstanding the foregoing, a public offering (including the initial or any subsequent public offering) of the Common Stock of the Company shall not be considered a Change of Control. Once a Change of Control has occurred, no future events will constitute a Change of Control for purposes of this Agreement.

            (D) "CONSTRUCTIVE TERMINATION" means Executive's voluntary termination of employment after one of the following events occurs without Executive's express written consent after a Change of Control:

                  (I) a substantial reduction in Executive's duties or responsibilities (and not simply a change in title or reporting relationships) in effect immediately prior to the effective date of the Change of Control; provided, however, that it shall not be a "Constructive Termination" if the Company is retained as a separate legal entity or business unit following the


                                       2.
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effective date of the Change of Control and Executive holds the same position in such legal entity or business unit as Executive held before the effective date of the Change of Control;

                  (II) a five percent (5%) or greater reduction by the Company in Executive's Base Salary;

                  (III) a relocation of Executive's business office to a location more than fifty (50) miles from Executive's business office on the date hereof, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to the date hereof;

                  (IV) a material breach by the Company of any provision of this Agreement or of any other material agreement between Executive and the Company concerning the terms and conditions of Executive's employment; or

                  (V) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

            (E) "COVERED TERMINATION" means an Involuntary Termination Without Cause or a Constructive Termination, notice of either of which is given on or after the date hereof.

            (F) "INVOLUNTARY TERMINATION WITHOUT CAUSE" means Executive's dismissal or discharge for a reason other than Cause. "CAUSE" means the occurrence of any one or more of the following:

                  (I) Executive's conviction of, or plea of no contest with respect to, any felony or crime involving fraud, dishonesty or moral turpitude;

                  (II) Executive's attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company;

                  (III) Executive's willful, material violation of any contract or agreement between Executive and the Company or any statutory duty Executive owes to the Company that results in, or might have reasonably resulted in, material harm to the business of the Company; or

                  (IV) Executive's conduct that constitutes gross misconduct or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company.

            The conduct described under clause (iii) or (iv) above will only constitute Cause if such conduct is not cured within fifteen (15) days after Executive's receipt of written notice from the Company or the Board specifying the particulars of the conduct that may constitute Cause.

            (A) "OPTIONS" shall mean any and all options granted to Executive by the Company to acquire capital stock of the Company, whether granted prior to or after the date of


                                       3.

this Agreement (other than any options granted to Executive which expressly provide that the terms and conditions of this Agreement shall not apply to such options).

            (G) YEAR OF SERVICE" means any twelve (12) consecutive month period of service with the Company.

      2. SEVERANCE PAYMENTS; ACCELERATION OF VESTING. Subject to Section 3, in the event of the occurrence of a Change of Control, then, if Executive's employment with the Company or its successor ceases by reason of Covered Termination within the period beginning on the earlier of (a) one (1) month prior to or (b) the date of the definitive agreement for the Change of Control and ending thirteen (13) months following the effective date of the Change of Control, then:

            (A) SALARY CONTINUATION. Executive shall continue to receive Base Salary for a period of six (6) months commencing on the date of any Covered Termination plus one (1) additional month for each complete Year of Service performed by Executive in excess of two (2) Years of Service up to a maximum of a twelve (12) month period of salary continuation (the "CONTINUATION PERIOD"). Such amounts shall be paid in regular installments on the normal payroll dates of the Company and shall be subject to all required tax withholding.

            (B) CONTINUED INSURANCE BENEFITS. Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay the premiums for Executive's group medical, dental and vision coverage, including coverage for Executive's eligible dependents for the Continuation Period or, if shorter, for the duration of the COBRA continuation period; provided, however, that no such premium payments shall be made following the effective date of Executive's coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall be required to notify the Company in writing immediately if Executive becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

            No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable insurance premiums during the Continuation Period will be credited as payment by Executive for purposes of Executive's payments required under COBRA. Therefore, the period during which Executive elect to continue the Company's group medical coverage at his own expense under COBRA, the length of time during which COBRA coverage will be made available to Executive, and all other rights and obligations of Executive under COBRA (except the obligation to pay insurance premiums that the Company pays during the Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Agreement. At the conclusion of the Continuation Period, Executive shall be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section 2(b), applicable premiums that will be paid by the Company during the Continuation Period shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

            (C) STOCK OPTIONS. As of the date of Executive's Covered Termination, Executive's Options shall be vested as to an additional amount equal to the number of shares


                                       4.
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subject to the Options that would have vested if Executive had been employed by the Company for an additional twelve (12) months (the "ACCELERATED VESTING"). Executive shall have ninety (90) days from his termination date to exercise the options subject to the Accelerated Vesting.

      3.    RELEASE. Executive shall be entitled to the benefits set forth in
Section 2 of this Agreement provided that Executive executes and delivers to the Company a general release and waiver of claims (following the date of the Change of Control) in favor of the Company in substantially the form attached hereto as EXHIBIT A (and such release and waiver becomes effective) and Executive has not materially breached Executive's proprietary information and inventions assignment agreement with the Company.

      4.    LIMITATIONS ON BENEFITS.

            (A) OFFSET. If Executive has any other agreement or agreements with the Company (the "OTHER AGREEMENTS") that relate, in whole or in part, to severance benefits, whether or not such payments are contingent upon a Change of Control, and including, without limitation, a provision in an employment agreement for severance or a provision in a stock option agreement for accelerated vesting of an option, then any benefits that may become payable to Executive under this Agreement shall be offset by any benefits that may become payable under the Other Agreements. The offset will allow Executive to receive the greatest of each type of severance benefit available from the various applicable agreements.

            (B) MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or any retirement benefits received by Executive after the date of the Covered Termination.

            (C) INDEBTEDNESS OF EXECUTIVE. If Executive is indebted to the Company or an affiliate of the Company at his termination date, the Company reserves the right to offset any severance benefits under this Agreement by the amount of such indebtedness.

            (D) PARACHUTE PAYMENTS. If any payment or benefit Executive would receive in connection with a Change of Control from the Company or otherwise, (collectively, the "PAYMENT") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section would be subject to the excise tax imposed by
Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then such Payment shall be either (1) provided to such Executive in full, or (2) provided to such Executive as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.


                                       5.

      Unless the Company and such Executive otherwise agree in writing, any determination required under this Section shall be made in writing in good faith by the accounting firm engaged by the Company for general audit purposes (the "ACCOUNTANT"). The Accountants engaged to make the determinations hereunder shall provide their calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the first paragraph of this Section, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof): reduction of cash payments; cancellation of accelerated vesting of Options; reduction of employee benefits. If acceleration of vesting of Options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of Options (i.e., earliest granted Option cancelled last) unless Executive elects in writing a different order for cancellation.

      For purposes of making the calculations required by this Section, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make such a determination. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section.

      If, notwithstanding any reduction described above, the Internal Revenue Service (the "IRS") determines that Executive is liable for the Excise Tax as a result of the Payment, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payment equal to the "Repayment Amount." The Repayment Amount with respect to the Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

      Notwithstanding any other provision of this Section, if (i) there is a reduction in the Payment as described above, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds of the Payment (calculated as if the Payment had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay or otherwise provide to Executive


                                       6.

that portion of the Payment that was reduced pursuant to this Section contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the Payment are maximized.

      If Executive either (i) brings any action to enforce rights pursuant to this Section, or (ii) defends any legal challenge to his or her rights under this Section, Executive shall be entitled to recover attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that if such action is commenced by Executive, the court finds that the action was brought in good faith.

      5. NO ADDITIONAL RIGHTS. This Agreement and the provisions herein shall not be construed to be a grant to or modification of any right of Executive to continued employment with the Company or its successor. Such right, if any, shall be governed by any other employment agreements between Executive and the Company. In particular, the definition of Involuntary Termination without Cause shall not be deemed to be inclusive of all the acts or omissions which the Company (or any affiliate of the Company) may consider as grounds for Executive's dismissal or discharge.

      6.    SUCCESSORS AND BINDING AGREEMENT.

            (A) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether or not through a Change of Control (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

            (B) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

            (C) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 6(a) hereof. Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

      7. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given


                                       7.

hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      8. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

      9. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

      10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

      11. ATTORNEYS FEES AND COSTS. Subject to the last sentence of Section 3, in any legal action in a court of competent jurisdiction to enforce the terms of this Agreement, the prevailing party (as determined by a court of competent jurisdiction) shall be entitled to his or its reasonable attorneys fees and court costs in the action.

      12. EMPLOYMENT RIGHTS; TERMINATION PRIOR TO CHANGE OF CONTROL. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive to have Executive remain in the employment of the Company or any subsidiary prior to or following any Change of Control.

      13. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

      14. JURISDICTION AND GOVERNING LAW. Jurisdiction and venue in any action to interpret or enforce the terms of this Agreement shall be in the State of California and in the


                                       8.

County of Santa Clara of the State of California. This Agreement shall be governed by the laws of the State of California other than the choice of laws principles of the laws of that state.


                                       9.

      IN WITNESS WHEREOF, the parties hereto have executed this EXECUTIVE CHANGE OF CONTROL AGREEMENT as of the date set forth in the first paragraph hereof.


COMPANY:                                       EXECUTIVE:

PENINSULA PHARMACEUTICALS, INC.


By:                                          By:
   ------------------------------                ------------------------------

Name:                                        Name:
      ---------------------------                  ----------------------------

Title:
       --------------------------

                                    EXHIBIT A

                                FORM OF RELEASE

                                RELEASE AGREEMENT

         I UNDERSTAND AND AGREE COMPLETELY TO THE TERMS SET FORTH IN MY EXECUTIVE CHANGE IN CONTROL AGREEMENT WITH PENINSULA PHARMACEUTICALS, INC. (THE "AGREEMENT") AND THIS RELEASE.

         I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

         I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

         Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment;
(b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) ("ADEA"), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended). Provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and
(e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release.

         I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

                                           EMPLOYEE



                                           Name:
                                                --------------------------------

                                           Date:
                                                --------------------------------